The U.S. Treasury Money Fund of America
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$9,126
Total	$9,126
Class R-1	$13
Class R-2	$254
Class R-3	$265
Class R-4	$62
Class R-5	$136
Total	$730

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0189
Class R-1	$0.0096
Class R-2	$0.0099
Class R-3	$0.0137
Class R-4	$0.0173
Class R-5	$0.0205

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	482,829
Total	482,829
Class R-1	1,308
Class R-2	26,491
Class R-3	21,091
Class R-4	4,881
Class R-5	7,402
Total	61,173

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00